Exhibit 99.1

PRESS RELEASE July 9, 2008 7:00 AM ET	Contact:	Virginia Dadey Arrowhead Research 212-541-3707 vdadey@arrowres.com

ARROWHEAD FORMS NEW SUBSIDIARY TO COMMERCIALIZE ENERGY

STORAGE DEVICES

Pasadena, CA — July 9, 2008 — Arrowhead Research Corporation (NASDAQ: ARWR) announced today that it has formed Agonn Systems Corporation to explore, develop and commercialize nanotechnology-based energy storage devices for electric vehicles and other large format applications. Agonn has initiated a strategy to acquire energy storage technologies based on nanoscale engineering from research institutions and expects to begin prototyping ultracapacitors based on carbon nanotubes and other advanced materials this year. The formation of Agonn Systems is part of a strategy at Arrowhead to leverage nanotechnology for clean energy applications.

“We implemented a similar roll up of intellectual property, device design, and manufacturing capability to build our majority-owned subsidiary Unidym into a leader in the application of carbon nanotubes for electronics,” said Arrowhead CEO Chris Anzalone. “We intend to replicate this strategy in the field of nanotech-based energy storage devices.”

Arrowhead has established for Agonn a team of scientific advisors pioneering nanotechnology-based energy storage, including:

•	Alan Gotcher, Ph.D., former CEO, Altair Nanotechnologies Inc, and former Chief Technology Officer and Senior Vice President, Manufacturing at Avery Dennison.

•

Joel Schindall, Ph,D., the Bernard Gordon Professor of Electrical Engineering and Computer Science at the Massachusetts Institute of Technology and Associate Director of the Laboratory for Electromagnetic and Electronic Systems (LEES) at MIT

•	Jud Ready, Ph,D., Senior Research Engineer and Adjunct Professor, Georgia Tech Research Institute (GTRI)

•	Satish Kumar, Ph,D., Professor of Textile and Fiber Engineering at Georgia Tech

•	Prashant N. Kumta, Ph,D., Edward R. Weidlein Chair Professor at the University of Pittsburgh Swanson School of Engineering

About Arrowhead Research Corporation

Arrowhead Research Corporation (www.arrowheadresearch.com) (NASDAQ:ARWR) is a publicly-traded nanotechnology company commercializing new technologies in the areas of life sciences, electronics, and energy. Arrowhead is building value for shareholders through the progress of majority owned subsidiaries. Currently, Arrowhead has four subsidiaries commercializing nanotech products and applications and investments in two minority-owned subsidiaries.

About Agonn Systems

Agonn Systems is a newly-formed company focused on developing nanotech-based energy storage devices for hybrid electric vehicles and other applications. Agonn is a subsidiary of Arrowhead Research.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including the future success of our scientific studies, our ability to successfully develop products, rapid technological change in our markets, changes in demand for our future products, legislative, regulatory and competitive developments and general economic conditions. Arrowhead Research Corporation’s Annual Report on Form 10-K and 10-K/A, recent and forthcoming Quarterly Reports on Form 10-Q and 10-Q/A, recent Current Reports on Forms 8-K and 8-K/A, our Registration Statements on Form S-3, and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.